Exhibit (a)(5)(A)

News Release

Media Contacts:	Ian McConnell (973) 901-5722	Investor Contacts:	Peter Dannenbaum (908) 740-1037

	Sienna Choi (908) 873-4311		Raychel Kruper (908) 740-2107

Merck Completes Acquisition of Pandion Therapeutics

KENILWORTH, N.J., April 1, 2021 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced the successful completion of the cash tender offer, through a subsidiary, for all of the outstanding shares of common stock of Pandion Therapeutics, Inc. (Nasdaq: PAND) at a purchase price of $60 per share. As of the tender offer expiration, 27,770,123 shares of common stock of Pandion were validly tendered and not withdrawn from the tender offer, representing approximately 88.6 percent of the outstanding common stock of Pandion on a fully diluted basis. All such shares have been accepted for payment in accordance with the terms of the tender offer, and Merck expects to promptly pay for such shares.

Following the finalization of the tender offer, Merck completed the acquisition of Pandion today through a merger of Merck’s wholly-owned subsidiary with and into Pandion in which all shares not tendered into the offer were cancelled and converted into the right to receive cash equal to the $60 offer price per share, without interest, less any applicable tax withholding. At the completion of the merger, Pandion became a wholly-owned subsidiary of Merck. The common stock of Pandion will no longer be listed or traded on the Nasdaq Global Select Market.

About Merck

For 130 years, Merck, known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases in pursuit of our mission to save and improve lives. We demonstrate our commitment to patients and population health by increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to prevent and treat diseases that threaten people and animals – including cancer, infectious diseases such as HIV and Ebola, and emerging animal diseases – as we aspire to be the premier research-intensive biopharmaceutical company in the world. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes ”forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2020 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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